Exhibit 10.1

NOTICE

This Restricted Stock Award Agreement (“Agreement”) will be valid only if the Grantee executes and delivers this Agreement and the attached Stock Power of Attorney to Vail Banks, Inc., Attn: Lisa M. Dillon on or before November 1, 2005.

RESTRICTED STOCK AWARD AGREEMENT
under the
VAIL BANKS, INC.
AMENDED AND RESTATED STOCK INCENTIVE PLAN

THIS AGREEMENT, made and entered into as of the 24th day of October 2005, by and between Vail Banks, Inc. (“the “Company”) and Dan E. Godec (“Grantee”).

WITNESSETH THAT:

WHEREAS, the Company maintains the Vail Banks, Inc. Amended and Restated Stock Incentive Plan (the “Plan”), and the Grantee has been selected by the Committee to receive a Restricted Stock Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Grantee, as follows:

1.	Award of Restricted Stock

1.1   The Company hereby grants to the Grantee an award of 2,000 Shares of restricted stock (“Restricted Stock”), subject to, and in accordance with, the restrictions, terms and conditions set forth in this Agreement. The grant date of this award of Restricted Stock is October 24, 2005(“Grant Date”).

1.2   This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Restrictions

2.1    Subject to Sections 2.2, 2.3, and 2.4 below, if the Grantee remains employed by the Company, the Grantee shall become vested in the Restricted Stock as follows: 10% of the Shares of Restricted Stock (rounded down to the next whole share) shall vest on each anniversary (each such date shall be a “Vesting Date”) of the Grant Date, such that on October 25, 2015 (“Final Vesting Date”) all of the Shares of Restricted Stock shall be fully vested. On each Vesting Date, Grantee shall own the Vested Shares of Restricted Stock free and clear of all restrictions imposed by this Agreement (except those imposed by Section 3.4 below). For purposes of this Agreement, employment with any Subsidiary of the Company, or service as a Director of the Company or any Subsidiary of the Company, shall be considered employment with the Company.

2.2    In the event, prior to the Final Vesting Date, (i) Grantee dies while actively employed by the Company, (ii) Grantee’s employment is terminated by reason of Disability, (iii) Grantee’s employment is terminated by the Company other than for Cause (as defined in Section 2(e) of the Plan),or (iv) Grantee terminates Grantee’s employment for Good Reason (as defined in Section 2.5 below), the Restricted Stock shall become fully vested and nonforfeitable as of the date of Grantee’s death, Disability or termination of employment. The Company shall deliver certificate(s) for the Restricted Stock, free and clear of any restrictions imposed by this Agreement (except for Section 3.4) to Grantee (or, in the event of death, his surviving spouse or, if none, to his estate) as soon as practical after Grantee’s date of death or termination for Disability, termination without Cause, or termination for Good Reason. If Grantee terminates Grantee’s employment without Good Reason or if the Company terminates Grantee for Cause, the Restricted Stock shall cease to vest further and Grantee shall only be entitled to the Restricted Stock that is vested as of his date of termination.

2.3    Notwithstanding the other provisions of this Agreement, in the event of a Change in Control prior to Grantee’s Final Vesting Date, the Restricted Stock shall become fully vested and nonforfeitable as of the date of the Change in Control. On the date of the Change in Control, the Company shall deliver to Grantee a certificate(s) for the Restricted Stock, free and clear of any restrictions imposed by this Agreement.

2.4    The Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date Grantee becomes vested in the Restricted Stock.

2.5    For purposes of this Section 2, “Good Reason” shall mean

(i)    the assignment to Grantee of any duties inconsistent with Grantee’s positions, duties, responsibilities and status with the Company, its subsidiaries and affiliates as of the date hereof, or a change in Grantee’s reporting responsibilities, titles or offices which were in effect as of the date hereof, or any removal of Grantee from, or any failure to re-elect Grantee to, any of such positions, except in connection with the termination of Grantee’s employment by the Company for Cause or as a result of Grantee’s death or Disability or termination by Grantee other than for Good Reason;

(ii)    a reduction by the Company in Grantee’s base salary as in effect on the date hereof or as the same may be increased from time to time, or failure to give Grantee annual salary increases consistent with performance review ratings as compared with other employees of the same or similar rank;

(iii)    a failure by the Company to continue to cover Grantee under an annual bonus program comparable to the annual bonus program provided to Grantee as of the date hereof;

(iv)    the Company’s requiring that Grantee be based anywhere other than the Company’s offices in the Telluride, Colorado area, except for required travel on Company business to an extent substantially consistent with Grantee’s present business travel obligations, or in the event that Grantee consents to any such relocations, the failure by the Company to pay (or reimburse Grantee for) all reasonable moving expenses incurred by Grantee; or

(v)    the failure by the Company to continue in full force and effect any benefit, retirement, savings or compensation plan or any employee life, accident, disability, medical, dental, vision or other employee welfare benefit plan in which Grantee is participating at the date hereof, the taking of any action by the Company which would adversely affect Grantee’s participation in or materially reduce Grantee’s benefits under any of such plans or deprive Grantee of any material fringe benefit or perquisite enjoyed by Grantee at the date hereof, or the failure by the Company to provide Grantee with the number of paid personal days to which Grantee is then entitled in accordance with the policies in effect on the date hereof.

3.	Stock; Dividends; Voting

3.1    Upon delivery to the Company of the executed Stock Powers attached hereto, the Company shall register on the Company books stock certificate(s) evidencing the shares of Restricted Stock in the name of the Grantee. Physical possession or custody of such stock certificate(s) shall be retained by the Company until such time as the shares of Restricted Stock are fully vested in accordance with Section 2. While in its possession, the Company reserves the right to place a legend on the stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan. Upon forfeiture of all or a portion of the shares of Restricted Stock, the stock certificate(s) held on behalf of the Grantee shall be transferred to the Company pursuant to the executed Stock Power described above.

3.2    During the period the Restricted Stock is not vested, the Grantee shall be entitled to receive dividends and/or other distributions declared on such Restricted Stock and Grantee shall be entitled to vote such Restricted Stock.

3.3    In the event of a change in capitalization, the number and class of shares of Restricted Stock or other securities that Grantee shall be entitled to, and shall hold, pursuant to this Agreement shall be appropriately adjusted or changed to reflect the change in capitalization, provided that any such additional shares of Restricted Stock or additional or different shares or securities shall remain subject to the restrictions in this Agreement. If additional shares of common stock of the Company or another corporation, or other consideration is issued in connection with the Restricted Stock at a time at which the restrictions specified in this Agreement have not lapsed, the Grantee shall execute and deliver to the Committee additional Stock Power(s) of Attorney with respect to any such shares of stock, deliver to the Committee the stock certificates representing such shares, and forward to the Committee any such other consideration. Such stock certificates and/or other consideration shall be retained by the Company and shall be credited to the account of the Grantee and shall be distributed to the Grantee, subject to forfeiture and the other terms and conditions of this Agreement and the Plan, at the same time as the shares of Restricted Stock are to be distributed free of all restrictions.

3.4    The Grantee represents and warrants that Grantee is acquiring the Restricted Stock for investment purposes only, and not with a view to distribution thereof. The Grantee is aware that the Restricted Stock may not be registered under the federal or any state securities laws and that, in addition to the other restrictions on the Restricted Stock, the shares will not be able to be transferred unless an exemption from registration is available. By making this award of Restricted Stock, the Company is not undertaking any obligation to register the Restricted Stock under any federal or state securities laws.

4.	No Right to Continued Employment

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company or a subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a Subsidiary to terminate the Grantee’s employment at any time, subject to Grantee’s rights under this Agreement.

5.	Taxes and Withholding

The Grantee shall be responsible for all federal, state and local income taxes payable with respect to this award of Restricted Stock and any employment taxes payable by Grantee as an employee. The Grantee shall have the right to make such elections under the Internal Revenue Code of 1986, as amended, as are available in connection with this award of Restricted Stock, including a Section 83(b) election. The Company and Grantee agree to report the value of the Restricted Stock in a consistent manner for federal income tax purposes. The Company shall have the right to retain and withhold from any payment of Restricted Stock the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require Grantee to reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to Grantee an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of shares of Restricted Stock having a market value not less than the amount of such taxes.

6.	Grantee Bound By The Plan

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

7.	Modification of Agreement

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

8.	Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

9.	Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado without giving effect to the conflicts of laws principles thereof.

10.	Successors in Interest

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, reorganization, purchase of stock or assets, or otherwise, all or substantially all of the Company’s assets and business. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s heirs, executors, administrators and successors.

11.	Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VAIL BANKS, INC. By: /s/ Gary S. Judd Gary S. Judd, President
GRANTEE: /s/ Dan E.Godec Dan E. Godec

STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby assign and transfer to ____________________________________ _______________________________ (_____) shares of the common stock of Vail Banks, Inc. (the “Company”) registered on the books of the Company in the name of the undersigned (whether a certificate has been issued or not), and does hereby irrevocably constitute and appoint _________________________________ attorney to transfer said stock on the books of the Company, with full power of substitution in the premises.

DATED: ______________________

/s/ Dan E. Godec Name: Dan E. Godec